UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  February 1, 2012 (February 1, 2012)

Commission file number 2-82985 SPRINGLEAF FINANCE, INC.
(Exact name of registrant as specified in its charter)
Indiana	35-1313922
(State of Incorporation)	(I.R.S. Employer Identification No.)
601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)
(812) 424-8031
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As part of a strategic review of our operations, on February 1, 2012, we informed affected employees of our plan to close approximately 60 branch offices and immediately discontinue consumer lending and retail sales financing in 14 states where we do not have a significant presence and in southern Florida. The states affected are: Arizona, Delaware, Iowa, Kansas, Maryland, Michigan, Montana, Nebraska, Nevada, New Jersey, New York, South Dakota, Utah and Wyoming.  Customer accounts in the affected areas will be serviced by other Springleaf branches in those states or by other service centers. As a result of the initial branch closings, we expect to incur a pre-tax charge in the first quarter of 2012 of approximately $6.0 million.

Also as a result of the branch office closings, our workforce will be reduced by approximately 210 employees immediately, and by approximately 190 additional employees over time, but this number could change significantly depending on future events.

The closings are the result of our efforts to return to profitability.  We continue to review our branch footprint with the objective of improving the efficiency of our operations.  In addition, we have retained Alvarez & Marsal North America, LLC and Houlihan Lokey Capital, Inc. to assist us with identifying ways to streamline our operations and reduce costs, and to provide financial advisory services.

CAUTIONARY STATEMENT

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and our past and future reports and other information that we file with the Securities and Exchange Commission for a description of the business environment in which we operate and the important factors, many of which are outside of our control, which could cause our actual results and financial condition to differ, possibly materially, from those indicated in forward-looking statements.  We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPRINGLEAF FINANCE, INC.
(Registrant)
Date:	February 1, 2012	By	/s/	Donald R. Breivogel, Jr.
Donald R. Breivogel, Jr.
Senior Vice President and Chief Financial Officer